Exhibit 10.24

Translation of Land Use Rights Transfer Agreement

Chapter I General Provisions

Article 1 Both parties to the contract.

Transferor: Wuhan Mingxiang Animal Husbandry Co., Ltd (hereinafter referred to as Party A)

Address: Qingsonggang Village, Liji Town, Huangpi District, Wuhan City

Representative: Tu Guihua

Transferee: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (hereinafter referred to as Party B)

Address: Qigang Village, Luohan Street, Huangpi District, Wuhan City

Representative: Li Hanying

According to Interim Regulations of the People’s Republic of China Concerning the Assignment and Transfer of the Right to the Use of the State-owned Land in the Urban Areas and relative policies issued by the State, both parties hereby enter this Contract based on the principle of equality, voluntary and compensatory.

Article 2 Party A acquires the land-use right according to remising. Party A voluntarily transfer land-use right to the party B with compensation. Whereas, underground resources, objects buried underground and municipal public facilities shall not be included in the scope of land-use right transfer.

Article 3 Party B shall retransfer, lease, or mortgage the right to the use of the land or use it for other economic activities in accordance with these regulations, within the term of transferee land-use right in the contract.

Party B shall in their activities to develop, utilize and manage the land, abide by the laws and regulations of the People’s Republic of China and relevant regulations of the People’s Government of Hubei Province within the term of transferee land-use. Meanwhile, the party B shall be consistent with overall land use planning and urban construction planning, and perform other rights and responsibilities on land-use right transfer stipulated in contract by the Party A. and may not jeopardize the interests of the society and the public. And their lawful rights and interests shall be protected by the laws of the State.

Chapter II Four Boundaries (of land), Areas and Terms of

Transfer Land Parcel

Article 4 Land parcel that the Party A transfers to the Party B is located at Qingsonggang Village, Liji Town, Huangpi District, Wuhan City. The land area is 60 Mu.

Article 5 The land-use right of this land parcel in the contract shall only be transferred on the basis of residual maturity use right stipulated in land-use right from the Party A.

Article 6 Transfer terms is from March 01, 2006 to January 28, 2055, for total 48 years 10 months.

Chapter III Land Transfer Cost and Its Payment Method

Article 7 The land-use transfer cost of this land parcel is 85,947.90 Yuan per Mu, amounted RMB Say Five Million One Hundred Fifty Six Thousand Eight Hundred Seventy Four Yuan.

Article 8 Party B shall pay off total amount land-use transfer cost within two years after the contract becoming effective from the date of signing. if overdue payment, and more than two months, penalty, one-thousandth of unpaid total amount land-use transfer cost, shall be paid per day since the date of overdue. If payment is ninety days overdue, is deem as the party B termination of land-use transfer right contract automatically. The paid land cost granting fees would be send back, but the advance payment shall not be send back.

Article 9 Party A should handle all procedures of the previous purchased land parcel within two years (by the end of December 2008). Both parties shall handle land alteration registration procedures, alteration of land use certificate and pay tax fees by the regulations on time in Wuhan City Huangpi District Land & Resources Administration Bureau.

Article 10 Party B agrees to remit regulated payment cost to the Party A’s bank account by installments within payment period stipulated in the contract.

Chapter IV Retransfer of Land-use

Article 11 Party B has the residual maturity use right to re-transfer (includes sell, exchange and grant) all or part of land parcel stipulated in the contract, but the party B shall not violate usage of collective land stipulated in lease contract signed with Huangpi District Liji Town Rongzhai Villagers’ Committee.

Article 12 With consent of Liji Town Rongzhai Villagers’ Committee, Party B could alter the usage of land after approved by Wuhan City Huangpi District within transferee term, if the party B requires to alter land usage stipulated in the original lease agreement.

Chapter V Expiration

Article 13 Upon expiration of the term of use in stipulations of contract, if the party B continues to use this land parcel, shall submit renewal application to Huangpi District Land & Resources Administration Bureau of Wuhan City before one year of expiration with consent of Huangpi District Land & Resources Administration Bureau of Wuhan City, to handle relevant renewal procedures.

Chapter VI Liability for Breach of Contract

Article 14 If one party does not perform responsibilities stipulated in this contract, is deemed as breach of the contract, the default party shall compensate to observant party due to breach of contract causes all direct lose and loss of obtainable profits.

Article 15 Party A causes the claims that the party B’s postpone of land-use right occupation due to faults. It shall be handled in accordance with Article 14 of this contract.

Chapter VII Laws to be Applied and Settlement of Disputes

Article 16 Laws and administrative regulations of the People’s Republic of China is applicable for resolution of conclusion, effectiveness, termination, performance and disputes in the contract.

Article 17 If disputes are occurred while performing the contract, which shall be solved and negotiated by parties in dispute. For failure of negotiation, any party could sue to People’s Court within jurisdiction.

Chapter VIII Validation and Others

Article 18 The Contract shall become effective upon signing and sealing of the both parties.

Article 19 In case of matters not settled down in this Contract, both parties shall alter the contract or sign a supplemental article as appendix of this contract after negotiation, and such appendix of this contract has the same effect as this contract.

This contract shall be made in duplicate with the Party A and the Party B.

Party A: Wuhan Mingxiang Animal Husbandry Co., Ltd. (Common Seal)

Representative: Tu Guihua (Signature)

Party B: Wuhan Fengze Agricultural Science & Technology Development Co., Ltd. (Common Seal)

Representative: Li Hanying (Signature)

Date of Signature: Jan. 06, 2007

Signed at: Huangpi District, Wuhan City

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